EXHIBIT 99.1

NEWS RELEASE

Contact:	Douglas Kessler COO and Head of Acquisitions (972) 490-9600

Tripp Sullivan
Corporate Communications, Inc.
(615) 254-3376

ASHFORD HOSPITALITY TRUST SELLS NON-CORE HOTEL
AND REDUCES DEBT BALANCE

DALLAS — (April 6, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the sale of the Best Western Dallas Telecom Area Suites in Dallas, Texas, for $1.35 million in cash.

Acquired by Ashford in March 2005 as part of a 21-hotel portfolio, the 70-suite Best Western had been designated as a non-core property along with seven other hotels in this portfolio. Ashford is currently pursuing a disposition strategy for the seven remaining non-core hotels. The Company also announced that it has paid down $18.2 million of securitized mortgage debt encumbering six of the non-core hotels in anticipation of the sale of these assets. The Company anticipates a one-time charge of approximately $3.8 million during the first quarter in conjunction with this payoff and associated defeasance. Expected proceeds from the sale of the non-core assets will more than offset the debt payoff and related defeasance costs.

Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “We are pleased to complete the sale of this asset on such a timely basis. This asset was operating with negative cash flow so we will actually increase recurring EBITDA following the sale. The level of interest we have received to date on these non-core hotels has been very strong, and we look forward to completing transactions that will allow us to redeploy the proceeds to our direct hotel investment and lending programs.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,”

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Sells Best Western in Dallas for $1.35 Million

April 6, 2005

“should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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